February 27, 2009
Media Contact:  Cynthia Messina  (702) 876-7132
Shareholder Contact:  Ken Kenny (702) 876-7237
FOR IMMEDIATE RELEASE

SOUTHWEST GAS INCREASES THE QUARTERLY COMMON STOCK DIVIDEND
AND DECLARES SECOND QUARTER 2009 DIVIDEND
LAS VEGAS, NEV. ─ The Board of Directors for Southwest Gas Corporation (NYSE:  SWX) has increased the quarterly common stock dividend from $.225 per share to $.2375 per share and has declared the following second quarter cash dividend:
                                                                                  Common Stock
Payable                                            June 1, 2009
Of Record                                        May 15, 2009
Dividend                                          $.2375 per share

The dividend equates to 95 cents per share, a five cent or approximately six percent increase, on an annualized basis.  The Company has paid quarterly dividends continuously since going public in 1956 and has raised its dividend three consecutive years.  The dividend increase reflects the continued progress Southwest has made in strengthening its cash flows and capital structure.  Chief Executive Officer Jeffrey Shaw noted, “While economic turmoil at the national level has clouded the forecast for near-term customer growth, the financial condition of Southwest is solid.  In addition to improved cash flows and capital structure, our financing needs have decreased and our liquidity remains strong.  The

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Southwest Gas – Add 1
February 27, 2009

dividend increase is an important ingredient to facilitate our continued favorable access to the capital markets to fund ongoing infrastructure needs.”

About Southwest Gas

Southwest Gas Corporation provides natural gas service to approximately 1.8 million customers in Arizona, Nevada, and California.  For more information about Southwest Gas, please visit www.swgas.com.

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